NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
212 Lavaca St., Suite 300	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

STRATUS PROPERTIES INC.
REPORTS THIRD-QUARTER 2023 RESULTS
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AUSTIN, TX, November 14, 2023 - Stratus Properties Inc. (NASDAQ: STRS), a diversified real estate company with holdings, interests and operations in the Austin, Texas area and other select markets in Texas, today reported third-quarter 2023 results.
Highlights and Recent Developments:
•Net loss attributable to common stockholders totaled $2.8 million, or $0.35 per diluted share, in third-quarter 2023, compared to net loss attributable to common stockholders of $2.4 million, or $0.29 per diluted share, in third-quarter 2022. Net loss attributable to common stockholders totaled $13.9 million, or $1.69 per diluted share, in the first nine months ended September 30, 2023, compared to net income attributable to common stockholders of $96.5 million, or $11.50 per diluted share, in the first nine months ended September 30, 2022.
•Stratus’ total stockholders’ equity was $192.0 million at September 30, 2023, compared to $207.2 million at December 31, 2022 and $158.1 million at December 31, 2021. The increase in total stockholders’ equity from December 31, 2021 to September 30, 2023 was primarily a result of the gain realized on Stratus’ sale of Block 21 in 2022 and reflects a special dividend of approximately $40 million in 2022 and share repurchases totaling approximately $9.9 million in 2022 and through September 30, 2023.
•In November 2023, Stratus’ Board of Directors (Board) approved a new share repurchase program, which authorizes repurchases of up to $5.0 million of Stratus’ common stock. In October 2023, Stratus completed the $10.0 million share repurchase program that Stratus’ Board approved in 2022. In total, under the completed share repurchase program Stratus acquired 389,378 shares of its common stock for a total cost of $10.0 million at an average price of $25.68 per share.
•Stratus had $35.2 million of cash and cash equivalents at September 30, 2023 and no amounts drawn on its revolving credit facility. Stratus’ cash position during the first nine months of 2023 was positively impacted by the receipt in first-quarter 2023 of $35.8 million in cash from the Holden Hills partnership and the disbursement in June 2023 of the full $6.9 million of post-closing escrow amounts related to the sale of Block 21.
•The first units at The Saint June, a 182-unit luxury garden-style multi-family project in Barton Creek, were ready for occupancy in July 2023, and construction was completed in November 2023. As of September 30, 2023, Stratus had signed leases for approximately 25 percent of the units. Stratus also continues construction on The Saint George, the last ten Amarra Villas homes and Holden Hills.
•As of September 30, 2023, Stratus had signed leases for all the retail space in the first phase of development at Magnolia Place, and all tenants were open for business. Stratus’ three stabilized mixed-use projects anchored or shadow-anchored by H-E-B grocery stores, Kingwood Place, Jones Crossing, and West Killeen Market, and its fourth stabilized mixed-use project Lantana Place, continue to perform well.

•Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) totaled $(1.9) million in third-quarter 2023, compared to $(1.2) million in third-quarter 2022. For a reconciliation of net loss from continuing operations to EBITDA, see the supplemental schedule, “Reconciliation of Non-GAAP Measure EBITDA,” below.

William H. Armstrong III, Chairman of the Board and Chief Executive Officer of Stratus, stated, “We are proud to announce the completion of construction at The Saint June, where we have already signed leases for more than 25 percent of the units at rents above our initial projections. We continue to advance the construction of our residential projects, including The Saint George, Amarra Villas and Holden Hills. While macroeconomic conditions in the real estate industry remain difficult, we continue to focus on controlling costs and advancing development plans to be positioned for a market rebound. Longer term, we believe our excellent portfolio and experienced team will produce additional value for Stratus’ shareholders. Following the recent completion of our $10.0 million share repurchase program and based on our strong cash position and confidence in our business, our Board authorized a new $5.0 million share repurchase program.”

Summary Financial Results

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
	(In Thousands, Except Per Share Amounts) (Unaudited)
Revenues
Real Estate Operations	$—	$6,887	$2,551	$14,837
Leasing Operations	3,669	3,090	10,450	9,370
Eliminations and other	—	—	—	(6)
Total Consolidated Revenue	$3,669	$9,977	$13,001	$24,201

Operating (loss) income
Real Estate Operations [a]	$(1,505)	$(89)	$(6,215)	$1,014
Leasing Operations [b]	1,354	853	3,900	8,374
Corporate, eliminations and other [c]	(3,178)	(3,594)	(11,959)	(10,202)
Total consolidated operating loss	$(3,329)	$(2,830)	$(14,274)	$(814)

Net loss from continuing operations	$(3,217)	$(2,574)	$(14,799)	$(230)
Net income from discontinued operations [d]	$—	$—	$—	$96,300
Net (loss) income	$(3,217)	$(2,574)	$(14,799)	$96,070
Net loss attributable to noncontrolling interests in subsidiaries [e]	$373	$214	$853	$463
Net (loss) income attributable to common stockholders	$(2,844)	$(2,360)	$(13,946)	$96,533

Basic net (loss) income per share:
Continuing operations	$(0.35)	$(0.29)	$(1.69)	$0.03
Discontinued operations	—	—	—	11.65
	$(0.35)	$(0.29)	$(1.69)	$11.68
Diluted net (loss) income per share:
Continuing operations	$(0.35)	$(0.29)	$(1.69)	$0.03
Discontinued operations	—	—	—	11.47
	$(0.35)	$(0.29)	$(1.69)	$11.50

EBITDA	$(1,894)	$(1,247)	$(9,918)	$2,608

Capital expenditures and purchases and development of real estate properties	$26,314	$17,517	$70,875	$57,183

Weighted-average shares of common stock outstanding:
Basic	8,240	8,275	8,230	8,266
Diluted	8,240	8,275	8,230	8,397
a.For the 2022 periods, reflects a $650 thousand impairment charge related to one of the Amarra Villas homes that was sold in first-quarter 2023 for $2.5 million and a $70 thousand impairment charge for the multi-family tract of land at Kingwood Place that sold for $5.5 million in fourth-quarter 2022.
b.The first nine months of 2022 includes a $4.8 million pre-tax gain recognized on the reversal of accruals for costs to lease and construct buildings under a master lease arrangement that Stratus entered into in connection with its sale of The Oaks at Lakeway in 2017.
c.Includes consolidated general and administrative expenses and eliminations of intersegment amounts.
d.The first nine months of 2022 includes a $119.7 million pre-tax gain on the May 2022 sale of Block 21.
e.Represents noncontrolling interest partners' share in the results of the consolidated projects in which they participate.

Continuing Operations
The decrease in revenue from the Real Estate Operations segment in third-quarter 2023, compared to third-quarter 2022, reflects $6.9 million of undeveloped property sales in third-quarter 2022, compared to no property sales in third-quarter 2023.

The increase in revenue from the Leasing Operations segment in third-quarter 2023, compared to third-quarter 2022, primarily reflects revenue from Magnolia Place and The Saint June, both of which had no rental revenue in third-quarter 2022, as well as increased revenue at Kingwood Place and West Killeen Market.

Debt and Liquidity
At September 30, 2023, consolidated debt totaled $156.1 million and consolidated cash and cash equivalents totaled $35.2 million, compared with consolidated debt of $122.8 million and consolidated cash and cash equivalents of $37.7 million at December 31, 2022. Debt increased primarily due to draws on project construction loans for The Saint George, The Saint June and Amarra Villas.

As of September 30, 2023, Stratus had $40.5 million available under its revolving credit facility and no amount was borrowed. Letters of credit, totaling $13.3 million, had been issued under the revolving credit facility as of September 30, 2023, $11.0 million of which secure Stratus’ obligation to build certain roads and utilities facilities benefiting Holden Hills and Section N and $2.3 million of which secure Stratus’ obligations, which are subject to certain conditions, to construct and pay for certain utility infrastructure in Lakeway, Texas, estimated to cost approximately $2.3 million, which is expected to be utilized by the planned multi-family project on Stratus’ remaining land in Lakeway.

Purchases and development of real estate properties (included in operating cash flows) and capital expenditures (included in investing cash flows) totaled $70.9 million for the first nine months of 2023, primarily related to the development of Barton Creek properties (including The Saint June, Amarra Villas and Holden Hills) and The Saint George, compared with $57.2 million for the first nine months of 2022, primarily related to the development of Barton Creek properties (including The Saint June and Amarra Villas), The Saint George and Magnolia Place.

New Share Repurchase Program
Following the completion of Stratus’ $10.0 million share repurchase program and with written consent from Comerica Bank, Stratus’ Board approved a new share repurchase program, which authorizes repurchases of up to $5.0 million of Stratus’ common stock. The share repurchase program authorizes Stratus, in management’s and the Capital Committee of the Board’s discretion, to repurchase shares from time to time, subject to market conditions and other factors. The timing, price and number of shares that may be repurchased under the share repurchase program will be based on market conditions, applicable securities laws and other factors considered by management and the Capital Committee of the Board. Share repurchases under the program may be made from time to time through solicited or unsolicited transactions in the open market, in privately negotiated transactions or by other means in accordance with securities laws. The share repurchase program does not obligate Stratus to repurchase any specific amount of shares, does not have an expiration date, and may be suspended, modified or discontinued at any time without prior notice.

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CAUTIONARY STATEMENT
This press release contains forward-looking statements in which Stratus discusses factors it believes may affect its future performance. Forward-looking statements are all statements other than statements of historical fact, such as plans, projections or expectations related to the impact of inflation and interest rate changes, supply chain constraints and tightening bank credit, Stratus’ ability to meet its future debt service and other cash obligations, future cash flows and liquidity, Stratus’ expectations about the Austin and Texas real estate markets, the planning, financing, development, construction, completion and stabilization of Stratus’ development projects, plans to sell, recapitalize, or refinance properties, future operational and financial performance, municipal utility district (MUD) reimbursements for infrastructure costs, regulatory matters, leasing activities, tax rates, future capital expenditures and financing plans, possible joint ventures, partnerships, or other strategic relationships, other plans and objectives of management for future operations and development projects, the impacts of any major public health crisis, and future cash returns to shareholders, including the timing and amount of repurchases under Stratus’ share repurchase program. The words “anticipate,” “may,” “can,” “plan,” “believe,” “potential,” “estimate,” “expect,” “project,” “target,” “intend,” “likely,” “will,” “should,” “to be” and any similar expressions and/or statements are intended to identify those assertions as forward-looking statements.

Under Stratus’ Comerica Bank debt agreements, Stratus is not permitted to repurchase its common stock in excess of $1.0 million or pay dividends on its common stock without Comerica Bank’s prior written consent, which we obtained in connection with the share repurchase program. Any future declaration of dividends or decision to repurchase Stratus’ common stock is at the discretion of Stratus’ Board, subject to restrictions under Stratus’ Comerica Bank debt agreements, and will depend on Stratus’ financial results, cash requirements, projected compliance with covenants in its debt agreements, outlook and other factors deemed relevant by the Board. Stratus’ future debt agreements, future refinancings of or amendments to existing debt agreements or other future agreements may restrict Stratus’ ability to declare dividends or repurchase shares.

Stratus cautions readers that forward-looking statements are not guarantees of future performance, and its actual results may differ materially from those anticipated, expected, projected or assumed in the forward-looking statements. Important factors that can cause Stratus’ actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, Stratus’ ability to implement its business strategy successfully, including its ability to develop, construct and sell or lease properties on terms its Board considers acceptable, increases in operating and construction costs, including real estate taxes and the cost of building materials and labor, increases in inflation and interest rates, supply chain constraints, tightening bank credit, defaults by contractors and subcontractors, declines in the market value of Stratus’ assets, market conditions or corporate developments that could preclude, impair or delay any opportunities with respect to plans to sell, recapitalize or refinance properties, a decrease in the demand for real estate in select markets in Texas where Stratus operates, particularly in Austin, changes in economic, market, tax, business and geopolitical conditions, including as a result of conflicts in Ukraine and Israel, potential U.S. or local economic downturn or recession, the availability and terms of financing for development projects and other corporate purposes, the failure of any bank in which Stratus deposits funds, any major public health crisis, Stratus’ ability to collect anticipated rental payments and close projected asset sales, loss of key personnel, Stratus’ ability to enter into and maintain joint ventures, partnerships, or other strategic relationships, including risks associated with such joint ventures, Stratus’ ability to pay or refinance its debt, extend maturity dates of its loans or comply with or obtain waivers of financial and other covenants in debt agreements and to meet other cash obligations, eligibility for and potential receipt and timing of receipt of MUD reimbursements, industry risks, changes in buyer preferences, potential additional impairment charges, competition from other real estate developers, Stratus’ ability to obtain various entitlements and permits, changes in laws, regulations or the regulatory environment affecting the development of real estate, opposition from special interest groups or local governments with respect to development projects, weather- and climate-related risks, environmental and litigation risks, the failure to attract buyers or tenants for Stratus’ developments or such buyers’ or tenants’ failure to satisfy their purchase commitments or leasing obligations, cybersecurity incidents and other factors described in more detail under the heading “Risk Factors” in Stratus’ Annual Report on Form 10-K for the year ended December 31, 2022, filed with the U.S. Securities and Exchange Commission (SEC).

Investors are cautioned that many of the assumptions upon which Stratus’ forward-looking statements are based are likely to change after the date the forward-looking statements are made. Further, Stratus may make changes to its business plans that could affect its results. Stratus cautions investors that it undertakes no obligation to update any forward-looking statements, which speak only as of the date made, notwithstanding any changes in its assumptions, business plans, actual experience or other changes.

This press release also includes EBITDA, which is not recognized under U.S. generally accepted accounting principles (GAAP). Stratus’ management believes this measure can be helpful to investors in evaluating its business because EBITDA is a financial measure frequently used by securities analysts, lenders and others to evaluate Stratus' recurring operating performance. EBITDA is intended to be a performance measure that should not be regarded as more meaningful than GAAP measures. Other companies may calculate EBITDA differently. As required by SEC rules, a reconciliation of Stratus' net loss from continuing operations to EBITDA is included in the supplemental schedule of this press release.

A copy of this release is available on Stratus’ website, stratusproperties.com.

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME (Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Revenues:
Real estate operations	$—	$6,887	$2,551	$14,831
Leasing operations	3,669	3,090	10,450	9,370
Total revenues	3,669	9,977	13,001	24,201
Cost of sales:
Real estate operations	1,467	6,228	8,651	13,026
Leasing operations	1,381	1,350	3,786	3,204
Depreciation and amortization	967	907	2,865	2,664
Total cost of sales	3,815	8,485	15,302	18,894
General and administrative expenses	3,183	3,602	11,973	10,213
Impairment of real estate [a]	—	720	—	720
Gain on sale of assets [b]	—	—	—	(4,812)
Total	6,998	12,807	27,275	25,015
Operating loss	(3,329)	(2,830)	(14,274)	(814)
Interest expense, net	—	—	—	(15)
Other income, net	472	680	1,501	766
Loss before income taxes and equity in unconsolidated affiliate's loss	(2,857)	(2,150)	(12,773)	(63)
Provision for income taxes	(356)	(420)	(2,016)	(159)
Equity in unconsolidated affiliate’s loss	(4)	(4)	(10)	(8)
Net loss from continuing operations	(3,217)	(2,574)	(14,799)	(230)
Net income from discontinued operations [c]	—	—	—	96,300
Net (loss) income and total comprehensive (loss) income	(3,217)	(2,574)	(14,799)	96,070
Total comprehensive loss attributable to noncontrolling interests [d]	373	214	853	463
Net (loss) income and total comprehensive (loss) income attributable to common stockholders	$(2,844)	$(2,360)	$(13,946)	$96,533

Basic net (loss) income per share attributable to common stockholders:
Continuing operations	$(0.35)	$(0.29)	$(1.69)	$0.03
Discontinued operations	—	—	—	11.65
	$(0.35)	$(0.29)	$(1.69)	$11.68
Diluted net (loss) income per share attributable to common stockholders:
Continuing operations	$(0.35)	$(0.29)	$(1.69)	$0.03
Discontinued operations	—	—	—	11.47
	$(0.35)	$(0.29)	$(1.69)	$11.50
Weighted-average shares of common stock outstanding:
Basic	8,240	8,275	8,230	8,266
Diluted	8,240	8,275	8,230	8,397

Dividends declared per share of common stock	$—	$4.67	$—	$4.67
a.For the 2022 periods, reflects a $650 thousand impairment charge related to one of the Amarra Villas homes that was sold in first-quarter 2023 for $2.5 million and a $70 thousand impairment charge for the multi-family tract of land at Kingwood Place that sold for $5.5 million in fourth-quarter 2022.
b.For the first nine months of 2022, a pre-tax gain of $4.8 million was recognized on the reversal of accruals for costs to lease and construct buildings under a master lease arrangement that Stratus entered into in connection with its sale of The Oaks at Lakeway in 2017.
c.The first nine months of 2022 includes a $119.7 million pre-tax gain on the May 2022 sale of Block 21.
d.Represents noncontrolling interest partners' share in the results of the consolidated projects in which they participate.

STRATUS PROPERTIES INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In Thousands)

	September 30, 2023	December 31, 2022
ASSETS
Cash and cash equivalents	$35,162	$37,666
Restricted cash	1,228	8,043
Real estate held for sale	1,773	1,773
Real estate under development	245,965	239,278
Land available for development	47,320	39,855
Real estate held for investment, net	145,758	92,377
Lease right-of-use assets	11,449	10,631
Deferred tax assets	38	38
Other assets	13,328	15,479
Total assets	$502,021	$445,140

LIABILITIES AND EQUITY
Liabilities:
Accounts payable	$17,136	$15,244
Accrued liabilities, including taxes	7,172	7,049
Debt	156,068	122,765
Lease liabilities	15,970	14,848
Deferred gain	2,948	3,519
Other liabilities	6,784	9,642
Total liabilities	206,078	173,067

Commitments and contingencies

Equity:
Stockholders' equity:
Common stock	96	94
Capital in excess of par value of common stock	197,293	195,773
Retained earnings	27,506	41,452
Common stock held in treasury	(32,924)	(30,071)
Total stockholders' equity	191,971	207,248
Noncontrolling interests in subsidiaries	103,972	64,825
Total equity	295,943	272,073
Total liabilities and equity	$502,021	$445,140

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In Thousands)

	Nine Months Ended
	September 30,
	2023	2022
Cash flow from operating activities:
Net (loss) income	$(14,799)	$96,070
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	2,865	2,664
Cost of real estate sold	2,080	7,510
Impairment of real estate	—	720
Gain on sale of discontinued operations	—	(119,695)
Gain on sale of assets	—	(4,812)
Debt issuance cost amortization and stock-based compensation	2,110	1,898
Equity in unconsolidated affiliate’s loss	10	8
Deferred income taxes	—	5,962
Purchases and development of real estate properties	(34,697)	(18,294)
Decrease in other assets	2,223	4,858
Increase (decrease) in accounts payable, accrued liabilities and other	908	(26,213)
Net cash used in operating activities	(39,300)	(49,324)

Cash flow from investing activities:
Proceeds from sale of discontinued operations	—	105,813
Capital expenditures	(36,178)	(38,889)
Payments on master lease obligations	(730)	(742)
Other, net	5	(8)
Net cash (used in) provided by investing activities	(36,903)	66,174

Cash flow from financing activities:
Borrowings from credit facility	—	30,000
Payments on credit facility	—	(30,000)
Borrowings from project loans	41,656	25,798
Payments on project and term loans	(8,472)	(9,761)
Payment of dividends	(678)	(38,675)
Stock-based awards net payments	(789)	(452)
Finance lease principal payments	(11)	—
Noncontrolling interest contribution	40,000	15,032
Purchases of treasury stock	(2,064)	(262)
Financing costs	(2,758)	(1,356)
Net cash provided by (used in) financing activities	66,884	(9,676)
Net (decrease) increase in cash, cash equivalents and restricted cash	(9,319)	7,174
Cash, cash equivalents and restricted cash at beginning of year	45,709	70,139
Cash, cash equivalents and restricted cash at end of period	$36,390	$77,313

STRATUS PROPERTIES INC.
BUSINESS SEGMENTS

As a result of the sale of Block 21, Stratus has two operating segments: Real Estate Operations and Leasing Operations. Block 21, which encompassed Stratus’ Hotel and Entertainment segments, along with some leasing operations, is presented as discontinued operations.

The Real Estate Operations segment is comprised of Stratus’ real estate assets (developed for sale, under development and available for development), which consists of its properties in Austin, Texas (including the Barton Creek Community, which includes Section N, Holden Hills, Amarra multi-family and commercial land, Amarra Villas, Amarra Drive lots and other vacant land; the Circle C community; the Lantana community, which includes a portion of Lantana Place planned for a multi-family phase known as The Saint Julia; The Saint George; and the land for The Annie B); in Lakeway, Texas, located in the greater Austin area (Lakeway); in College Station, Texas (land for future phases of retail and multi-family development and retail pad sites at Jones Crossing); and in Magnolia, Texas (land for a future phase of retail development and for future multi-family use and retail pad sites at Magnolia Place), Kingwood, Texas (a retail pad site) and New Caney, Texas (New Caney), each located in the greater Houston area.

The Leasing Operations segment is comprised of Stratus’ real estate assets held for investment that are leased or available for lease and includes The Saint June, West Killeen Market, Lantana Place, Kingwood Place and the completed portions of Jones Crossing and Magnolia Place and retail pad sites subject to ground leases at Lantana Place, Kingwood Place and Jones Crossing.

Stratus uses operating income or loss to measure the performance of each segment. General and administrative expenses, which primarily consist of employee salaries, wages and other costs, are managed on a consolidated basis and are not allocated to Stratus’ operating segments. The following segment information reflects management determinations that may not be indicative of what the actual financial performance of each segment would be if it were an independent entity.
Summarized financial information by segment for the three months ended September 30, 2023, based on Stratus’ internal financial reporting system utilized by its chief operating decision maker, follows (in thousands):

	Real Estate Operations [a]	Leasing Operations	Corporate, Eliminations and Other [b]	Total
Revenues:
Unaffiliated customers	$—	$3,669	$—	$3,669
Cost of sales, excluding depreciation and amortization	(1,467)	(1,381)	—	(2,848)
Depreciation and amortization	(38)	(934)	5	(967)
General and administrative expenses	—	—	(3,183)	(3,183)
Operating (loss) income	$(1,505)	$1,354	$(3,178)	$(3,329)
Capital expenditures and purchases and development of real estate properties	$13,613	$12,701	$—	$26,314
Total assets at September 30, 2023 [c]	302,927	164,565	34,529	502,021
a.Includes sales commissions and other revenues together with related expenses.
b.Includes consolidated general and administrative expenses and eliminations of intersegment amounts.
c.Corporate, eliminations and other includes cash and cash equivalents and restricted cash of $34.3 million. The remaining cash and cash equivalents and restricted cash is reflected in the operating segments’ assets.

Summarized financial information by segment for the three months ended September 30, 2022, based on Stratus’ internal financial reporting system utilized by its chief operating decision maker, follows (in thousands):

	Real Estate Operations [a]	Leasing Operations	Corporate, Eliminations and Other [b]	Total
Revenues:
Unaffiliated customers	$6,887	$3,090	$—	$9,977
Cost of sales, excluding depreciation and amortization	(6,232)	(1,350)	4	(7,578)
Depreciation and amortization	(24)	(887)	4	(907)
General and administrative expenses	—	—	(3,602)	(3,602)
Impairment of real estate [c]	(720)	—	—	(720)
Operating (loss) income	$(89)	$853	$(3,594)	$(2,830)
Capital expenditures and purchases and development of real estate properties	$6,203	$11,314	$—	$17,517
Total assets at September 30, 2022 [d]	274,397	111,938	76,502	462,837
a.Includes sales commissions and other revenues together with related expenses.
b.Includes consolidated general and administrative expenses and eliminations of intersegment amounts.
c.Includes a $650 thousand impairment charge related to one of the Amarra Villas homes that was sold in first-quarter 2023 for $2.5 million and a $70 thousand impairment charge for the multi-family tract of land at Kingwood Place that sold for $5.5 million in fourth-quarter 2022.
d.Corporate, eliminations and other includes cash and cash equivalents and restricted cash of $73.9 million, primarily received from the May 2022 sale of Block 21. The remaining cash and cash equivalents and restricted cash is reflected in the operating segments’ assets.

Summarized financial information by segment for the first nine months ended September 30, 2023, based on Stratus’ internal financial reporting system utilized by its chief operating decision maker, follows (in thousands):

	Real Estate Operations [a]	Leasing Operations	Corporate, Eliminations and Other [b]	Total
Revenues:
Unaffiliated customers	$2,551	$10,450	$—	$13,001
Cost of sales, excluding depreciation and amortization	(8,651)	(3,786)	—	(12,437)
Depreciation and amortization	(115)	(2,764)	14	(2,865)
General and administrative expenses	—	—	(11,973)	(11,973)
Operating (loss) income	$(6,215)	$3,900	$(11,959)	$(14,274)
Capital expenditures and purchases and development of real estate properties	$34,697	$36,178	$—	$70,875
a.Includes sales commissions and other revenues together with related expenses.
b.Includes consolidated general and administrative expenses and eliminations of intersegment amounts.

Summarized financial information by segment for the first nine months ended September 30, 2022, based on Stratus’ internal financial reporting system utilized by its chief operating decision maker, follows (in thousands):

	Real Estate Operations [a]	Leasing Operations	Corporate, Eliminations and Other [b]	Total
Revenues:
Unaffiliated customers	$14,831	$9,370	$—	$24,201
Intersegment	6	—	(6)	—
Cost of sales, excluding depreciation and amortization	(13,030)	(3,204)	4	(16,230)
Depreciation and amortization	(73)	(2,604)	13	(2,664)
General and administrative expenses	—	—	(10,213)	(10,213)
Gain on sale of assets [c]	—	4,812	—	4,812
Impairment of real estate [d]	(720)	—	—	(720)
Operating income (loss)	$1,014	$8,374	$(10,202)	$(814)
Capital expenditures and purchases and development of real estate properties	$18,294	$38,676	$213	$57,183
a.Includes sales commissions and other revenues together with related expenses.
b.Includes consolidated general and administrative expenses and eliminations of intersegment amounts.
c.Represents a pre-tax gain recognized on the reversal of accruals for costs to lease and construct buildings under a master lease arrangement that Stratus entered into in connection with its sale of The Oaks at Lakeway in 2017.
d.Includes a $650 thousand impairment charge related to one of the Amarra Villas homes that was sold in first-quarter 2023 for $2.5 million and a $70 thousand impairment charge for the multi-family tract of land at Kingwood Place that sold for $5.5 million in fourth-quarter 2022.

RECONCILIATION OF NON-GAAP MEASURE
EBITDA
EBITDA (earnings before interest, taxes, depreciation and amortization) is a non-GAAP (generally accepted accounting principles in the U.S.) financial measure that is frequently used by securities analysts, investors, lenders and others to evaluate companies’ recurring operating performance, including, among other things, profitability before the effect of financing and similar decisions. Because securities analysts, investors, lenders and others use EBITDA, management believes that Stratus’ presentation of EBITDA affords them greater transparency in assessing its financial performance. This information differs from net loss from continuing operations determined in accordance with GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with GAAP. EBITDA may not be comparable to similarly titled measures reported by other companies, as different companies may calculate such measures differently. Management strongly encourages investors to review Stratus’ consolidated financial statements and publicly filed reports in their entirety. A reconciliation of Stratus’ net loss from continuing operations to EBITDA follows (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Net loss from continuing operations [a]	$(3,217)	$(2,574)	$(14,799)	$(230)
Depreciation and amortization	967	907	2,865	2,664
Interest expense, net	—	—	—	15
Provision for income taxes	356	420	2,016	159
EBITDA [b]	$(1,894)	$(1,247)	$(9,918)	$2,608
a.For both periods of 2022, includes a $650 thousand impairment charge related to one of the Amarra Villas homes that was sold in first-quarter 2023 for $2.5 million and a $70 thousand impairment charge for the multi-family tract of land at Kingwood Place that sold for $5.5 million in fourth-quarter 2022. The first nine months of 2022 includes a $4.8 million pre-tax gain recognized on the reversal of accruals for costs to lease and construct buildings under a master lease arrangement that Stratus entered into in connection with its sale of The Oaks at Lakeway in 2017.

b.EBITDA does not reflect net income from discontinued operations, which was $96.3 million in the first nine months of 2022, related to Block 21. The impact of accounting for the Block 21 sale as discontinued operations reduced EBITDA by $125.2 million in the first nine months of 2022.